Exhibit 10.15

LICENSE AGREEMENT

by and between

CLEARSIDE BIOMEDICAL, INC.

and

NOVAMEDICA LLC

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), effective as of August 29, 2014 (the “Effective Date”), is by and between Clearside Biomedical, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 1220 Old Alpharetta Road—Suite 300, Alpharetta, Georgia 30005 (“Clearside”) and NovaMedica LLC, a Russian limited liability company and having its principal place of business at 29, 1-st Brestskaya Street, Moscow, 125047, Russia (“NovaMedica”).

RECITALS:

WHEREAS, Clearside controls a proprietary tissue targeting microinjection platform for the treatment of diseases of the eye;

WHEREAS, Clearside is developing a proprietary therapeutic product that includes triamcinolone acetonide targeting the treatment of certain ocular condition including macular edema associated with infectious uveitis and with retinal vein occlusions (as further defined below, the “Covered Product”);

WHEREAS, NovaMedica desires to develop and commercialize the Covered Product as set forth in this Agreement in the NovaMedica Territory (hereinafter defined); and

WHEREAS, NovaMedica also desires to obtain samples of Clearside devices for use in clinical development and a technology transfer of the Licensed IP (hereinafter defined) from Clearside;

WHEREAS, Clearside and NovaMedica believe that a license for such purpose on the terms and conditions of this Agreement would be desirable.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Affiliate” means a corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with the Person specified, for so long as such control continues. An entity will be regarded as in control of another entity if: (a) it owns, directly or indirectly, at least 50% of the voting securities or capital stock of such entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.2 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term and (b) the first Calendar Quarter of a Royalty Term for the Covered Product in a country shall begin on the First Commercial Sale of the Covered Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term shall end on the last day of such Royalty Term.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.3 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term.

1.4 “Change of Control “ means any transaction or series of related transactions which shall result in (i) direct or indirect ownership of more than fifty percent (50%) of the voting stock or assets of a Party or an Affiliate that controls such Party by Persons who are not shareholders of the Party or the controlling Affiliate of such Party prior to such transaction or series related transactions, provided, however that a bona fide financing in which new shares of capital stock are sold shall not constitute a Change of Control, (ii) the merger of a Party with or into a Third Party in a transaction in which the shareholders of the merging Party prior to such transaction do not retain a majority interest in the entity surviving the merger, or (iii) the sale of all or substantially all of the assets of a Party.

1.5 “Clearside Data” means all clinical data that is produced or generated by Clearside or its Related Parties during a Clinical Study for the Covered Product.

1.6 “Clearside Improvements” mean any improvements, ideas, inventions, developments, derivatives, modifications, technologies, discoveries, Know-How and techniques, whether or not patentable, conceived or reduced to practice during the Term of this Agreement that are Controlled by Clearside or Related Parties and Cover or relate to Licensed IP, Sublicensed IP or the Covered Product, including without limitation Clearside Data.

1.7 “Clearside In-License” means (i) the Existing Clearside In-License, and (ii) any other agreement entered into between Clearside and a Third Party after the Effective Date (A) pursuant to which NovaMedica has rights and obligations with respect to, or which otherwise Cover, the Covered Product and is necessary to Develop, Commercialize and/or Manufacture such Covered Product in the Field and (B) with respect to which the Parties have executed a supplemental agreement pursuant to Section 2.4.

1.8 “Clearside Territory” means all countries of the world other than the NovaMedica Territory.

1.9 “Clinical Data” means Clearside Data and/or NovaMedica Data, as the context requires.

1.10 “Clinical Study” means a Phase I Study, Phase II Study (including a Phase II(a) and Phase II(b) Study), Phase III Study or Post-Approval Studies, as applicable.

1.11 “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell and/or selling the Covered Product, including the conduct of Post-Approval Studies, and activities directed to obtaining pricing and reimbursement approvals, as applicable.

1.12 “Commercially Reasonable Efforts” means the carrying out of obligations in a diligent and sustained manner using such effort and employing such resources as would normally be exerted or employed by a similarly situated pharmaceutical company for a product of similar market or profit potential or strategic value at a similar stage of its product life.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.13 “Completion” means, with respect to a Clinical Study, the completion of full subject accrual and database lock for such Clinical Study.

1.14 “Confidential Information” means any and all information and data, including without limitation all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, trade secret and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement. Licensed IP and Sublicensed IP are Confidential Information of Clearside.

1.15 “Control”, “Controls” or “Controlled by” means, with respect to any (a) material, Know-How or other information, or (b) intellectual property right, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party or its Affiliates to assign, transfer, grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to assign, transfer or grant the other Party such access or license or sublicense.

1.16 “Cover,” “Covering” or “Covers” means that in the absence of a license granted under a Valid Claim, the Development, Manufacture or Commercialization of the Covered Product would or is reasonably likely to infringe such Valid Claim.

1.17 “Covered Product” means any process, service or product covered by a Valid Claim of any Licensed Patent Rights and/or Sublicensed Patent Rights and involving the use of triamcinolone acetonide (TA) as the sole active pharmaceutical ingredient for use in the suprachoroidal space (SCS). For purposes of clarity, Covered Product specifically includes the product under development by Clearside as of the Effective Date consisting of an injection to the SCS of a proprietary formulation of TA administered with a microinjector developed by Clearside, as such product may be modified or improved, it being understood that a product that includes any active pharmaceutical ingredient other than TA is not a “Covered Product”.

1.18 “Development,” “Developing” or “Develop” means the research and development activities related to the generation, characterization, optimization, construction, expression, use and production of the Covered Product, any other research and development activities related to the pre-clinical testing and qualification of the Covered Product for clinical testing, and such other tests, studies and activities as may be required or recommended from time to time by any Regulatory Authority to obtain Regulatory Approval of the Covered Product, including toxicology studies, statistical analysis and report writing, pre-clinical testing, Clinical Studies and regulatory affairs, product approval and registration activities.

1.19 “Existing Clearside In-Licenses” means the Clearside In-License set forth on Schedule A.

1.20 “Field” means all ophthalmic uses in mammals and birds.

1.21 “First Commercial Sale” means, with respect to the Covered Product in a country, the first sale for end use or consumption of such Covered Product in such country after all required Regulatory Approvals have been granted by the Regulatory Authority of such country.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.22 “GAAP” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied.

1.23 “IND” means an Investigational New Drug application, Clinical Trial Application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority. Without limiting the generality of the foregoing, a Clinical Trial Application and any accompanying Investigational Medicinal Product Dossier filing with the Federal Service on Surveillance in Healthcare and Social Development of the Russian Federation (ROSZDRAVNADZOR) constitutes an IND.

1.24 “Initiate”, “Initiated” or “Initiation” means, with respect to a Clinical Study, the administration of the first dose to the first subject in such study; provided, however, that in the case of a Clinical Study in which the protocol is a combination of a Phase I Study and a Phase II Study, the Phase II Study portion of such Clinical Study shall be deemed Initiated only upon commencement of the Phase II Study portion of such Clinical Study.

1.25 “In-Licenses” means, collectively, the Clearside In-Licenses and the NovaMedica In-Licenses.

1.26 “Know-How” means all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, technology, prototypes, techniques and results of experimentation and testing, including without limitation pharmacological, toxicological and pre-clinical and clinical test data and stability, analytical and quality control data, patentable or otherwise.

1.27 “Knowledge,” with respect to a Party, means the actual knowledge of any of the executive officers of such Party.

1.28 “Licensed Know-How” means all Know-How that is Controlled by Clearside or its Affiliates and is useful or necessary in connection with the Development, Manufacture, and Commercialization of Covered Products.

1.29 “Licensed IP” means Licensed Patent Rights, Licensed Know-How, Licensed Marks, and Clearside Improvements.

1.30 “Licensed Marks” mean the trademarks listed in Schedule B and any foreign counterparts thereof anywhere in the NovaMedica Territory.

1.31 “Licensed Patent Rights” means (a) the Patent Rights set forth on Schedule C and any foreign counterparts thereof anywhere in the NovaMedica Territory, and (b) all new Patent Rights Controlled by Clearside or Related Parties that are filed or issued in the NovaMedica Territory or globally with opportunity to be filed in the NovaMedica Territory with claims Covering the Covered Products.

1.32 “Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of the Covered Product, including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.33 “Necessary Third Party IP” means, with respect to any country, on a country-by-country basis, Know-How or Patent Rights in such country owned or controlled by a Third Party that Cover the Development, Manufacturing and/or Commercialization of the Covered Product in or for such country.

1.34 “Net Sales” mean the gross selling price paid by a purchaser of the Covered Product to NovaMedica, an Affiliate or Sublicensee of NovaMedica, or any other party authorized by NovaMedica to sell the Covered Product less the following discounts:

(a)	customary trade, quantity and cash discounts, service allowances (including without limitation wholesalers’ fees for services and stocking fees) and retroactive price adjustments actually allowed and taken, including rebates granted to vendors, managed health care or governmental organizations and independent brokers or agents’ commissions, if any, as accrued and adjusted for actual amounts taken, allowed or paid;

(b)	credits actually given for rejected or returned Covered Product;

(c)	freight, postage, shipping, transportation and insurance costs, third-party handling charges and other costs directly related to bringing Covered Product to the purchaser or end user, in each case in accordance with industry norms; and

(d)	sales, excise taxes and customs duties included in the invoiced amount.

Notwithstanding the foregoing in this Section, amounts received by NovaMedica, its Affiliates or Sublicensees of NovaMedica or its Affiliates for the sale of the Covered Product among NovaMedica, its Affiliates and Sublicensees for resale shall not be included in the computation of Net Sales hereunder.

1.35 “NovaMedica Data” means all clinical data that is produced or generated by NovaMedica or its Related Parties during a Clinical Study for the Covered Product.

1.36 “NovaMedica Improvements” mean any improvements, ideas, inventions, developments, derivatives, modifications, technologies, discoveries, Know-How and techniques, whether or not patentable, conceived or reduced to practice by NovaMedica or Related Parties during the Term of this Agreement that are Controlled by NovaMedica and Cover or relate to Licensed IP, Sublicensed IP or the Covered Product.

1.37 “NovaMedica In-License” means an agreement between NovaMedica and a Third Party pursuant to which NovaMedica has rights and obligations with respect to, or which otherwise Cover, the Covered Product and is necessary to Develop, Commercialize and/or Manufacture such Covered Product in the Field.

1.38 “NovaMedica Territory” means the Russian Federation together with Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Ukraine, Uzbekistan, Turkmenistan and Georgia.

1.39 “Party” means NovaMedica or Clearside; “Parties” means NovaMedica and Clearside.

1.40 “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisions) and all foreign equivalents of the foregoing.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.41 “Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

1.42 “Phase I Study” means a clinical study of the Covered Product in human volunteers or patients the purpose of which is preliminary determination of pharmacokinetics, safety and tolerability of a dosing regime and for which there are no primary endpoints (as understood by the applicable Regulatory Authorities) in the protocol relating to efficacy.

1.43 “Phase II Study” means a Phase II(a) Study and/or Phase II(b) Study.

1.44 “Phase II (a) Study” means a pilot clinical study to evaluate efficacy and safety of the Covered Product in patients with the diseases or condition to be treated and to identify possible adverse effects and safety risks dose exploration, dose response, duration of effect, kinetics, dynamic relationship or preliminary efficacy and safety study of the Covered Product in a limited patient population

1.45 “Phase II (b) Study” means a subsequent clinical study to a Phase II (a) specifically designed to include a comparison of the Covered Product to an accepted standard of care in a larger number of patients which represents a more rigorous demonstration of the efficacy and safety of the Covered Product in the target patient population to define the optimal regimen to evaluate in a pivotal Phase III Study.

1.46 “Phase III Study” means a controlled clinical study of the Covered Product that is prospectively designed to demonstrate with statistical significance the efficacy and safety of the Covered Product for use in a particular indication and that is sufficient to obtain Regulatory Approval to market the Covered Product in such indication.

1.47 “Post-Approval Study” means a clinical study of the Covered Product Initiated in a country after receipt of Regulatory Approval for such Covered Product in such country.

1.48 “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Commercialization and Manufacture of the Covered Product.

1.49 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement and/or pricing of the Covered Product.

1.50 “Related Party” means a Party’s Affiliates, Clearside’s licensees (other than NovaMedica) and NovaMedica’s Sublicensees.

1.51 “Sublicense Agreement” means a written agreement between NovaMedica (or its Affiliate) and a Third Party in which NovaMedica grants a sublicense to such Third Party of the rights granted by Clearside to NovaMedica pursuant to this Agreement.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.52 “Sublicensee” means a Third Party to whom NovaMedica grants a sublicense under the rights granted to NovaMedica by Clearside hereunder.

1.53 “Sublicensed IP” means Sublicensed Patent Rights and Sublicensed Know-How.

1.54 “Sublicensed Know-How” means the Know-How Controlled by Clearside under the Emory/GTRC License Agreement.

1.55 “Sublicensed Patent Rights” means the patents and patent applications licensed to Clearside pursuant to the License Agreement between Emory University, The Georgia Tech Research Foundation and Clearside dated as of 4th day of July, 2012, as amended April 2, 2014 (the “Emory/GTRC License Agreement”), and all divisional, continuations, continuations-in-part, and foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof anywhere in the NovaMedica Territory. For avoidance of doubt, the list of above mentioned patents and patent applications as of the Effective Date is set forth on Schedule D hereto.

1.56 “Territory” means (a) with respect to Clearside, the Clearside Territory and (b) with respect to NovaMedica, the NovaMedica Territory.

1.57 “Third Party” means an entity other than a Party and its Affiliates.

1.58 “United States” means the United States of America and its territories, possessions and commonwealths.

1.59 “Valid Claim” means a claim of: (a) an issued and unexpired Licensed Patent Right or Sublicensed Patent Right, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application for a patent included within the Licensed Patent Rights or Sublicensed Patent Rights which has been pending for less than twelve (12) years and that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

2.	LICENSES

2.1 License Grants.

2.1.1 Licensed IP. Subject to the terms and conditions of this Agreement, Clearside hereby grants NovaMedica an exclusive (even as to Clearside), royalty-bearing license under and to the Licensed IP to Develop and Commercialize the Covered Product in the Field in the NovaMedica Territory.

2.1.2 Sublicensed IP. Subject to the terms and conditions of this Agreement and the Emory/GTRC License Agreement, Clearside hereby grants NovaMedica an exclusive (even as to Clearside), royalty-bearing sublicense under and to Sublicensed IP to Develop and Commercialize the Covered Product in the Field in the NovaMedica Territory.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.1.3 No Manufacturing Rights. Notwithstanding anything in Sections 2.1.1 and 2.1.2 to the contrary, the rights granted to NovaMedica do not include the right to Manufacture or have Manufactured the Covered Product except as set forth in Section 4.3 below. For clarity Clearside retains the full right to Manufacture and have Manufactured the Covered Product (and components thereof) in the NovaMedica Territory, import (and have imported) Covered Product (and components thereof) from the NovaMedica Territory, and export (and have exported) Covered Product (and components thereof) to the Clearside Territory, for Development, Commercialization and/or Manufacture of the Covered Product in the Clearside Territory.

2.1.4 Clearside License. In the event NovaMedica or its Related Parties conceives or reduces to practice a NovaMedica Improvement, subject to reimbursement as provided for in Section 4.2.2 with respect to certain data related to AMD Product, NovaMedica shall, and does hereby grant to Clearside (a) an exclusive, royalty-free, fully paid license under and to any and all such NovaMedica Improvements to Develop and/or Commercialize products in the Clearside Territory; and (b) a non-exclusive, worldwide, royalty-free, fully paid license under any NovaMedica Improvements to Manufacture products anywhere in the world. Such licenses include the right to grant sublicenses. NovaMedica shall promptly notify Clearside in writing after conceiving or reducing to practice a NovaMedica Improvement.

2.2 Affiliates; Sublicenses.

2.2.1 Affiliates. The license grants in Section 2.1 shall apply to an entity that is an Affiliate only for so long as such entity remains an Affiliate of such Party and complies in all respects with the obligations of such Party under this Agreement. Each Party hereby guarantees the full payment and performance of its Affiliates under this Agreement.

2.2.2 Sublicense of NovaMedica’s Rights. Subject to the terms of Section 2.2.3, NovaMedica and its Affiliates are entitled to grant sublicenses of all or any portion of their rights under this Agreement; provided, however, that NovaMedica may not grant a sublicense of Commercialization rights under this Agreement to more than one (1) Third Party in each country in the NovaMedica Territory unless it has received the prior written consent of Clearside which shall not be unreasonably withheld.

2.2.3 Sublicensing Terms. Each sublicense granted by NovaMedica pursuant to this Section 2.2 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. NovaMedica shall promptly provide Clearside with a copy of the executed Sublicense Agreement with any Sublicensee which shall contain the identity of the Sublicensee and shall provide sufficient information to show that the following provisions have been imposed on the Sublicensee: (a) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required under this Agreement; (b) the audit requirement set forth in Section 3.5; (c) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article 5 with respect to both Parties’ Confidential Information; and (d) any other provisions required to be imposed on a Sublicensee under any Clearside In-License. In the event NovaMedica becomes aware of a material breach of any Sublicense Agreement by a Sublicensee, that has not been cured pursuant to the terms of such Sublicense Agreement, NovaMedica shall promptly notify Clearside of the particulars of same and shall enforce the terms of such sublicense. If NovaMedica does not cause the Sublicensee to comply with the terms of the Sublicense Agreement within ninety (90) days of Clearside’s request, NovaMedica shall, upon Clearside’s written direction, terminate the Sublicense Agreement.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.2.4 Liability. NovaMedica shall at all times be responsible for the performance of its Sublicensees under this Agreement.

2.3 In-Licenses. All licenses and other rights granted to NovaMedica under this Agreement are subject to the rights and obligations of Clearside under the Clearside In-License. During the Term, Clearside shall comply with and maintain the Existing Clearside In-License in full force and effect with respect to the rights granted to NovaMedica under this Agreement. Clearside may not alter the terms of the Existing Clearside In-License in a manner that would have an adverse effect on NovaMedica’s rights hereunder in the NovaMedica Territory without the prior written consent of NovaMedica, such consent not to be unreasonably withheld or delayed. NovaMedica shall comply with all applicable terms and conditions of the Clearside In-Licenses, and shall perform and take such actions as may be required to allow Clearside to comply with its obligations thereunder, including but not limited to, obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Without limiting the provisions of Section 2.4, Clearside agrees to provide NovaMedica with copies of any Clearside In-Licenses that are relevant to the rights granted to NovaMedica under this Agreement, and will promptly provide to NovaMedica any notices received by Clearside and keep NovaMedica fully apprised of circumstances arising under the Clearside In-Licenses, in each case that may affect the rights or obligations of NovaMedica as a sublicensee thereunder. Confidential Information of Clearside or the counterparty may be redacted from such copies, except to the extent that such information is required in order to enable NovaMedica to comply with its obligations under this Section 2.3 with respect to such Clearside In-License.

2.4 Licenses of Necessary Third Party IP. During the Term, NovaMedica shall be responsible for obtaining licenses of any Necessary Third Party IP for the NovaMedica Territory that it does not Control, and shall notify Clearside in writing and provide Clearside with a copy of any license of Necessary Third Party IP entered into by NovaMedica after the Effective Date. If, during the Term, Clearside obtains a license to Necessary Third Party IP for the NovaMedica Territory that is not already Controlled by NovaMedica or Clearside, then Clearside shall notify NovaMedica in writing and include in such notification a summary of such Necessary Third Party IP, the commercial and sublicensing terms of the license and any other relevant information together with a copy of the fully executed license. NovaMedica will have sixty (60) days thereafter to notify Clearside of its desire to obtain a sublicense to such Necessary Third Party IP. Upon receipt of such written notice from NovaMedica, Clearside shall grant to NovaMedica a sublicense of such Necessary Third Party IP, which shall include terms that pass through Clearside’s costs of granting such sublicense as well as any terms that Clearside is required to impose on its Sublicensees pursuant to the relevant in-license, but shall include no incremental compensation to Clearside. Upon execution of such supplemental agreement, Clearside’s license of such Necessary Third Party IP will be deemed a Clearside In-License, Schedule A will be updated accordingly. The Parties agree that this Section 2.4 shall not apply to the Existing Clearside In-License.

2.5 Rights to Regulatory Materials. NovaMedica shall provide Clearside in writing letters of reference, granting Clearside (and its Affiliates and other licensees) the right of reference for all purposes relating to development or commercialization of Covered Products outside the NovaMedica Territory, with respect to all filings with Regulatory Authorities made by or on behalf of NovaMedica or its Affiliate in the NovaMedica Territory relating to Covered Product, and to all Regulatory Approvals. Such letters of reference shall expressly permit Clearside to transfer such rights to its Affiliates and licensees and allow such entities the right of reference to all such filings and Regulatory Approvals for anywhere outside the NovaMedica Territory, and such rights of reference shall expressly be binding on any assignee or transferee of NovaMedica’ s rights to such filings and Regulatory Approvals under this Agreement. If any Regulatory Authority outside the NovaMedica Territory, requires access to certain portions of any such filings, registrations and approvals related

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

to Covered Products for legal or regulatory purposes in connection with Clearside’s or its Affiliate’s or licensee’s development and/or commercialization efforts, including without limitation, for filing patent-related submissions, then NovaMedica shall cooperate with such Regulatory Authority and make such portions available to the Regulatory Authority and, if legally required for Clearside to submit or pursue an application for Regulatory Approval, to Clearside (or its Affiliate or sublicensee) solely for such purpose.

2.6 Technology Transfer. Clearside shall transfer the Licensed IP and Sublicensed IP in existence as of the Effective Date (together with all physical and electronic embodiments of the foregoing) to NovaMedica as soon as practicable after the Effective Date. NovaMedica shall provide assistance to Clearside and make its facilities and personnel available to Clearside as requested by Clearside. NovaMedica shall reimburse Clearside for the reasonable out of pocket costs it incurs in transferring such technology, which expenses shall be estimated in advance and shall be subject to NovaMedica’s prior written consent, which shall not be unreasonably withheld.

2.7 Preferred Partner/Right of First Negotiation. For so long as NovaMedica is actively Developing or Commercializing Covered Product in the NovaMedica Territory, NovaMedica will be Clearside’s preferred commercialization partner in the NovaMedica Territory, such that Clearside shall afford NovaMedica the opportunity to acquire exclusive Commercialization rights in the NovaMedica Territory to Clearside’s rights with respect to certain new products or Development candidates in accordance with this Section 2.7. Clearside will promptly notify NovaMedica in writing (“Clearside Notice”) prior to entering into bona fide negotiations with a Third Party for Development and Commercialization rights in the NovaMedica Territory for a product Covered by the Licensed Patent Rights and/or Sublicensed Patent Rights (the “New Product”). Such Clearside Notice shall include material information relating to such New Product that NovaMedica may reasonably need in order for NovaMedica to evaluate the New Product. NovaMedica shall have sixty (60) days after receipt of the Clearside Notice to notify Clearside in writing of its interest in obtaining a royalty-bearing license to such New Product in the Field in the NovaMedica Territory. If NovaMedica notifies Clearside in writing within such sixty (60) day period that it is interested in such New Product in the Field in the NovaMedica Territory, then the Parties shall promptly commence good faith negotiations for a period of up to three (3) months after Clearside’s receipt of such notice in an effort to reach a mutually acceptable definitive agreement (or amendment to this Agreement) for such New Product (the “New Product Negotiation Period”). If (x) NovaMedica does not notify Clearside in writing within such sixty (60) day period that it is interested in such New Product, or (y) despite each Party’s good faith efforts, Clearside and NovaMedica are not able to reach agreement on and execute a definitive agreement within such three (3) month period, then Clearside may execute an agreement with any Third Party for Development, Manufacture and Commercialization rights to, or Develop, Manufacture and Commercialize on its own, such New Product in the Field in the NovaMedica Territory provided that any such agreement with a Third Party shall not be on more favorable terms to the Third Party that any final offer proposed by NovaMedica during the Negotiation Period (and NovaMedica reinstates such offer). The Parties acknowledge and agree that this Section 2.7 shall not apply to AMD Product, it being understood that Section 4.2 shall govern the parties’ rights and obligations with respect to AMD Product. NovaMedica acknowledges that any New Product may include an active pharmaceutical ingredient, formulation or other proprietary material Controlled by a Third Party in which case any obligation of Clearside to make available to NovaMedica information or rights related to such New Product shall be subject to the applicable rights of such Third Party. In such event Clearside shall use Commercially Reasonable Efforts to obtain license and any consents or approvals necessary or required to sublicense such Third Party rights to NovaMedica for use in the Field in the Territory. If Clearside obtains such license then Parties shall proceed in accordance with section 2.4. If, due to any abovementioned Third Party rights, Clearside is unable to provide NovaMedica with exclusive Commercialization rights in the NovaMedica Territory to one or more specified New Products, Clearside shall promptly notify NovaMedica and shall have no further obligation under this Section 2.7 with respect to the applicable New Product(s) Clearside (or its successor in interest) may elect to terminate this Section 2.7 effective upon or at any time after a Change of Control of Clearside.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.8 No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or other right in any Know-How or Patent Rights of the other Party, including items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

3.	CERTAIN FINANCIAL TERMS

3.1 Upfront Payment. Within thirty (30) days of the Effective Date, NovaMedica shall pay to Clearside Two Hundred Thousand United States Dollars (US$200,000) by wire transfer to an account designated by Clearside. The Parties agree that such payment constitutes reimbursement for certain expenses incurred prior to the Effective Date as well as a license fee and sublicense fee, as set forth in greater detail in Schedule E.

3.2 Milestone Payments. Within thirty (30) days of NovaMedica or its Related Party achieving a milestone event listed below with respect to the Covered Product, NovaMedica shall notify Clearside in writing thereof and pay the below-specified non-creditable and non-refundable milestone payments to Clearside.

Milestone Event	Payment

Earlier of (i) First Commercial Sale of the Covered Product in the NovaMedica Territory, and (ii) Completion* of a Clinical Study in the NovaMedica Territory for a New Product or Joint Product for the treatment of AMD.

[***]

Upon the first occurrence of [***] of Net Sales in the NovaMedica Territory during a Calendar Year	[***]

Upon the first occurrence of [***] of Net Sales in the NovaMedica Territory during a Calendar Year	[***]

For the avoidance of doubt, both Net Sales Milestone Payment shall become due and payable if both Milestone Events occur in the same Calendar Year.

*	For purposes of this Milestone Event, “Completion” means that such Clinical Study has been Completed and Parties have elected to continue Development of the New Product or Joint Product for the treatment of AMD.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.3 Royalties.

3.3.1 Royalties Payable on the Covered Product. Subject to the terms and conditions of this Agreement, NovaMedica shall pay to Clearside on a quarterly basis any amounts payable by Clearside to Emory and/or GTRC pursuant to the Emory/GTRC License Agreement as a result of Net Sales of Covered Product by NovaMedica or its Related Parties (“NovaMedica Royalty Payments”); provided, however, that in no event shall the NovaMedica Royalty Payments attributable to any Calendar Quarter exceed [***] of Net Sales by NovaMedica or its Related Parties during such Calendar Quarter.

3.3.2 Necessary Third Party IP. Any royalties and any fees, milestones or other payments under all NovaMedica In-Licenses of Necessary Third Party IP shall be borne exclusively by NovaMedica. Except as set forth in Section 3.3.1, any royalties and any fees, milestones or other payments under the Existing Clearside In-License shall be borne exclusively by Clearside. Any royalties and any fees, milestones or other payments under all Clearside In-Licenses of Necessary Third Party IP other than the Existing Clearside In-License shall be borne by NovaMedica.

3.4 Reports; Payment of NovaMedica Royalty Payments. During the Term and after First Commercial Sale in the Territory, NovaMedica shall furnish to Clearside a written report within 30 days after the end of each Calendar Quarter showing the quantity of Covered Product sold in each country, the gross sales of Covered Product in each country, the itemized deductions for Covered Product for each country included in the calculation of Net Sales, and the Net Sales in each country of the Covered Product during the reporting period. Clearside shall, based on the information in such report, determine the NovaMedica Royalty Payment attributable to such Calendar Quarter. Clearside shall invoice NovaMedica for the NovaMedica Royalty Payment and NovaMedica shall make such NovaMedica Royalty Payment within ten (10) days of receipt of such invoice. In addition, NovaMedica shall prepare and deliver to Clearside any additional reports as required under the Clearside In-Licenses, in each case within a time period sufficiently in advance to enable Clearside to comply with its obligations under such Clearside In-Licenses. NovaMedica and its Related Parties shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder and to Third Parties under the Clearside In-Licenses to be determined.

3.5 Audits.

3.5.1 Upon the written request of Clearside delivered at least 30 days in advance and not more than once in each Calendar Year, NovaMedica and its Related Parties shall permit an independent certified public accounting firm of internationally-recognized standing selected by Clearside and reasonably acceptable to NovaMedica, at Clearside’s expense except as set forth below, to have access during normal business hours to such of the records of NovaMedica and its Related Parties as may be reasonably necessary to verify the accuracy of the royalty and other reports hereunder for any year ending not more than five (5) years prior to the date of such request for the sole purpose of verifying the basis and accuracy of payments made under this Agreement.

3.5.2 If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy, together with interest calculated at the annual rate of 10% above LIBOR for the time period as determined by the European Central Bank (or such higher rate as may be required pursuant to any applicable In-License) or the maximum amount permitted by applicable law, from the time of the over-payment or under-payment, within ten (10) business days of the date Clearside delivers to NovaMedica such accounting firm’s written report so concluding, or as otherwise agreed by the Parties in writing. Such written report shall be binding upon the Parties. The fees charged by such accounting firm shall be paid by Clearside, unless such discrepancy represents an underpayment or excess charge by NovaMedica of at least the lesser of [***] or [***] of the total amounts due hereunder in the audited period, in which case such fees shall be paid by NovaMedica.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.5.3 NovaMedica shall comply with all applicable audit requirements in the Clearside In-Licenses and shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Clearside, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Clearside’s independent accountant to the same extent required of NovaMedica under this Agreement.

3.6 Payment Exchange Rate. All payments to be made under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Clearside from time to time. In the case of Net Sales made or expenses incurred by NovaMedica and its Related Parties, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due shall be made at the rate of exchange utilized by such party in its worldwide accounting system and calculated in accordance with GAAP (or in accordance with NovaMedica’s accounting methods applied in the NovaMedica Territory consistent with applicable law), prevailing on the third to the last business day of the month preceding the month in which such sales or expenses are recorded, as the case may be, but in any case consistent with the requirements of the Clearside In-Licenses.

3.7 Registration. NovaMedica will promptly make all filings with and submissions to all governmental or regulatory authorities and obtain and maintain all consents, permits, registrations and authorizations that are necessary or required in order for NovaMedica to make timely payments under this Agreement, including, without limitation, any foreign exchange approvals or requirements. NovaMedica will promptly provide Clearside with evidence thereof upon Clearside’s written request.

3.8 Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 3, NovaMedica shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 3. NovaMedica shall submit appropriate proof of payment of the withholding taxes to Clearside within a reasonable period of time. At the request of Clearside, NovaMedica shall, at its cost, give Clearside such reasonable assistance, which shall include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Clearside to claim exemption from such withholding or other tax imposed or obtain a repayment, reduction or credit and shall upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of tax.

3.9 Late Payments. Any payments required to be paid hereunder that are not paid when due shall accrue interest calculated at the annual rate of 10% above LIBOR for the time period as determined by the European Central Bank (or such higher rate as may be required pursuant to any applicable In-License) or the maximum amount permitted by applicable law.

4.	DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION RESPONSIBILITIES

4.1 Diligence. Clearside shall use Commercially Reasonable Efforts to Develop Covered Product for Regulatory Approval in one or more countries in the Clearside Territory. NovaMedica will use Commercially Reasonable Efforts to Develop the Covered Product for Regulatory Approval and

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Commercialization in the NovaMedica Territory. In addition, NovaMedica shall use Commercially Reasonable Efforts to Commercialize the Covered Product in the Field in the NovaMedica Territory. At a minimum, NovaMedica shall use sustained and diligent efforts to Develop and Commercialize Covered Product for use in the Russian Federation. If NovaMedica determines to discontinue such activity in the Russian Federation, NovaMedica shall promptly notify Clearside and Clearside shall have the right to terminate this Agreement in which case the provisions of Section 8.2.3 shall apply.

4.2 Development Activities; AMD Product.

4.2.1 Clearside shall be responsible, at its expense, for all Development activities that are necessary for the Regulatory Approval of the Covered Product in the Clearside Territory. NovaMedica shall be responsible, at its expense, for all Development activities that are necessary for Regulatory Approval of the Covered Product in the NovaMedica Territory. NovaMedica shall be responsible at its expense, for preparation and submission of all regulatory filings for Covered Products within the NovaMedica Territory, in consultation with the Company. NovaMedica shall have the right to own all regulatory filings in the NovaMedica Territory. NovaMedica will be identified as marketing authorization holder in the NovaMedica Territory. Neither Party may conduct Clinical Studies or other Development activities with respect to the Covered Product in the Field in the Territory of the other Party without the other Party’s prior written consent, which consent may be granted or withheld in the sole discretion of the other Party.

4.2.2 Upon reasonable request by NovaMedica, Clearside shall enter into a Clinical Development and Collaboration Agreement under which the Parties would conduct Development in the NovaMedica Territory of a product directed to the treatment of AMD by way of injection to the suprachoroidal space of a pharmaceutical agent and formulation to be determined by mutual agreement (such product is referred to as “AMD Product” and the associated activities are referred to as “AMD Product Development”). The Clinical Development and Collaboration Agreement will detail the Parties’ roles and responsibilities with respect to such Development, including the following provisions: (a) Clearside shall supply all reasonable (required) quantities of devices for the AMD Product Development in the NovaMedica Territory (“Clinical Study Material”) at Clearside’s cost and expense as well as for other clinical trials mandatory for regulatory approvals in the NovaMedica Territory in reasonable (required) quantities at Clearside’s cost and expense; (b) NovaMedica shall be responsible, at its expense, for the design and conduct of the AMD Product Development activities; and (c) NovaMedica shall share with Clearside, on a quarterly basis, data generated in the course of AMD Product Development. Clearside shall have a right of reference to data generated in any such study as provided for in Section 2.5 if Clearside reimburses NovaMedica for [***]% of NovaMedica’ s out of pocket costs incurred in any such study. If Clearside elects to make such reimbursement and acquire the rights to utilize the associated data in the Clearside Territory, the cost of Clinical Study Material supplied by Clearside for such study shall be credited against the amounts payable by Clearside pursuant to the immediately preceding sentence. If Clearside does not provide such reimbursement, the resulting data shall constitute Confidential Information of NovaMedica.

4.2.3 Upon Completion of a Phase I Study for AMD Product, the Parties shall promptly commence good faith negotiations for a period of up to three (3) months in an effort to reach a mutually acceptable definitive agreement (or amendment to this Agreement) granting NovaMedica exclusive Development and Commercialization rights for such AMD Product in the Field in the NovaMedica Territory. The financial and other terms of such license shall be reasonable and customary and shall take into account any third party intellectual property rights associated with any active pharmaceutical ingredient, pharmaceutical formulation or other aspects of the AMD Product. If (x) NovaMedica does not notify Clearside in writing that it desires to

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

secure exclusive rights in the NovaMedica Territory to Clearside’s intellectual property related to such AMD Product, or (y) despite each Party’s good faith efforts, Clearside and NovaMedica are not able to reach agreement on and execute a definitive agreement within such three (3) month period, then NovaMedica may use and dispose of the information generated in the AMD Product Development activity as it deems appropriate, provided that Clearside retains all rights to the Licensed IP and Sublicensed IP.

4.3 Manufacture of Covered Product. NovaMedica shall have the right to purchase from Clearside (or Clearside’s supplier) supplies of the Covered Product prefilled with triamcinolone for Development or Commercialization within the NovaMedica Territory. Upon request of NovaMedica or Clearside, NovaMedica and Clearside shall negotiate in good faith (or Clearside shall facilitate its supplier to enter into) a supply agreement governing the supply of the Covered Products for Development or Commercialization within the NovaMedica Territory (the “Supply Agreement”). The Supply Agreement will include usual and customary terms such as reasonable lead times, batch size orders, and payment in United States Dollars. Under the Supply Agreement NovaMedica shall pay the Company a price for the Covered Product equal to the greater of $[***] or [***] (“Manufacturing Costs”). NovaMedica shall have the right to audit the Manufacturing Costs. During any period in which Clearside and its supplier are unable or unwilling to supply Covered Product, the licenses granted pursuant to Section 2.1 shall include the right to Manufacture Covered Product or have Covered Product Manufactured for Development and Commercialization in the Field solely in the NovaMedica Territory Clearside shall be responsible for paying royalties or other amounts due under the Emory/GTRC License Agreement upon the sale of materials to NovaMedica under the Supply Agreement. Clearside shall not appoint another distributor of Covered Products in the NovaMedica Territory.

4.4 Commercialization Plan. Commencing with the Initiation of the Clinical Study of the Covered Product in the NovaMedica Territory, NovaMedica shall prepare and deliver to Clearside, (a) a Commercialization strategy plan for the following three (3) year period that would include, among other things, a description of the planned Studies, if applicable, which plan would be updated at least annually, and (b) by no later than each November 1, a written plan that describes in detail the Commercialization activities to be undertaken with respect to the Covered Product in the NovaMedica Territory in the next Calendar Year and the dates by which such activities are targeted to be accomplished (each, a “Commercialization Plan”).

4.5 Reporting Obligations. NovaMedica shall prepare and deliver to Clearside, by no later than each March 30 (for the period ending December 31 of the prior Calendar Year), written reports summarizing NovaMedica’s Commercialization activities for the Covered Product performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable). In addition, NovaMedica shall provide Clearside with written notice of (a) all filings and submissions for Regulatory Approval regarding the Covered Product in the NovaMedica Territory in a timely manner; (b) all Regulatory Approvals obtained or denied, the filing of any IND for the Covered Product, and the First Commercial Sale of the Covered Product in each country of the NovaMedica Territory, within fifteen (15) business days of such event; and (c) the Initiation of each Clinical Study of the Covered Product by or on behalf of NovaMedica within ten (10) business days of such event; provided, however, that in all circumstances, NovaMedica shall if possible inform Clearside of such event prior to public disclosure of such event by NovaMedica. Moreover, NovaMedica shall use Commercially Reasonable Efforts to prepare and deliver to Clearside any additional reports reasonably requested by Clearside to enable it to meet its obligations under the Clearside In-Licenses, in each case sufficiently in advance to enable Clearside to comply with its obligations under the Clearside In-Licenses. NovaMedica shall also provide such other information to the Clearside as Clearside may reasonably request and shall keep Clearside reasonably informed of NovaMedica’s Commercialization activities with respect to the Covered Product.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.6 Sales and Distribution. Each Party and its Related Parties shall be responsible for booking sales and shall store and distribute the Covered Products in its own Territory. If a Party receives any orders for the Covered Product in the other Party’s Territory or if a Party has reason to believe that the Covered Product is intended to be administered in the Territory to a Person whose primary domicile is outside the that Party’s Territory, it shall refer such orders to the other Party. Moreover, each Party and its Related Parties shall be solely responsible for handling all returns of the Covered Product, as well as all aspects of the Covered Product order processing, invoicing and collection, distribution, inventory and receivables, in its own Territory.

4.7 Advertising and Promotional Materials. NovaMedica will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to the Covered Products (“Promotional Materials”) for use in the NovaMedica Territory. All such Promotional Materials will be compliant with all applicable laws, rules and regulations, and consistent with the Commercialization Plan for the NovaMedica Territory.

4.8 Export Monitoring. Each Party and its Related Parties will use Commercially Reasonable Efforts to monitor and prevent (i) exports of the Covered Product from its own Territory to the other Party’s Territory, and (ii) sales of Covered Product in its Territory from being administered in the Territory to a Person whose primary domicile is outside the that Party’s Territory, in each case using methods commonly used in the industry for such purpose, and shall promptly inform the other Party of any such activities, and the actions taken to prevent such activities. Each Party agrees to take any actions reasonably requested in writing by the other Party that are consistent with applicable law and regulation to prevent such activities.

4.9 Records. NovaMedica will maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Development activities with respect to the Covered Products.

4.10 Regulatory Matters.

4.10.1 Regulatory Filings and Interactions. As between the Parties, each Party will own any regulatory documents and applications submitted to the applicable Regulatory Authorities in its own Territory with respect to the Covered Product, and each Party will, with respect to its own Territory and the Covered Product, (i) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (ii) be responsible for interfacing, corresponding and meeting with each Regulatory Authority, (iii) be responsible for maintaining all regulatory filings, and (iv) apprise the other Party of all material communications from Regulatory Authorities that may affect the Covered Products in the other Party’s Territory as soon as reasonably possible but in any event within five (5) business days.

4.10.2 Complaints; Adverse Event Reporting Procedures; Notice of Adverse Events Affecting the Covered Product. Each Party will maintain a record of any and all complaints it or its Related Parties receive with respect to the Covered Product. Each Party will notify the other Party in reasonable detail of any such complaints within sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which the Covered Product is being marketed or tested in Clinical Studies and/or Post-Approval Studies. Each Party will maintain at its own expense an adverse event database for the Covered Product, and the other Party will have access to all data in such adverse event database. Notwithstanding the foregoing, each Party will report to the other Party the details around any adverse events and serious adverse events relating to the Covered Product in its Control within the

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

time periods for such reporting as specified in the Pharmacovigilance Agreement (defined below). Each Party shall be responsible, at its own expense, for obtaining all adverse event information and safety data relating to the Covered Product from its Related Parties in a timely manner, and for submitting adverse event reports with respect to the Covered Product to the applicable Regulatory Authorities in its own Territory. Within 12 months after the Effective Date, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to the Covered Product, sufficient to enable each Party to comply with its legal and regulatory obligations. In addition, each Party shall promptly notify the other if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of the Covered Product in the other Party’s Territory.

4.10.3 Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Covered Product in a Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in its own Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within twenty-four (24) hours advise the other Party thereof by telephone, or by email or facsimile together with telephone confirmation. Each Party, in consultation with the other Party, shall decide whether to conduct a recall in its own Territory and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when such Party may act without such advance notice but shall notify the other Party as soon as possible). Each Party shall bear the expense of any such recall in its own Territory. Each Party will make available all of its pertinent records that may be reasonably requested in order to effecting a recall in the other Party’s Territory.

5.	CONFIDENTIALITY AND PUBLICATION

5.1 Nondisclosure Obligation. (a) All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except that the obligations set forth in this Section 5.1 shall not apply to Confidential Information to the extent that such Confidential Information:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure, directly or indirectly, by the disclosing Party, as documented by the receiving Party’s business records;

(ii)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party or its Related Parties;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)	is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

(b) Notwithstanding the obligations of confidentiality, non-disclosure and non-use set forth above and in Section 5.2 below, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement as may be reasonably required in order to perform its obligations and

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

to exploit its rights under this Agreement, and specifically to (i) Related Parties, and their employees, directors, agents, consultants, advisors and/or other Third Parties for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement in each case who are bound by confidentiality, non-disclosure and non-use obligations substantially similar to those set forth herein; (ii) governmental or other Regulatory Authorities in order to obtain patents or perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, (iii) the extent required by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission, Russian Federal Financial Markets Service or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, (iv) any bona fide actual or prospective underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or strategic partners and to consultants and advisors of such Party, in each case who are bound by confidentiality, non-disclosure and non-use obligations substantially similar to those set forth herein, and (v) Third Parties to the extent a Party is required to do so pursuant to the terms of an In-License.

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 5.1 or Section 5.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality, non-disclosure and non-use provisions of this Section 5.1 and Section 5.2, and the Party disclosing Confidential Information pursuant to law or court order shall, at the other Party’s expense, take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment, and will take such Party’s reasonable comments into consideration before filing the Agreement.

5.2 Publicity. (a) Except as set forth in Section 5.1 above and clause (b) below, the terms of this Agreement may not be disclosed by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof.

(b) As soon as practicable after the execution of this Agreement by both Parties, the Parties shall use good faith efforts to agree in writing upon a press release to be issued jointly by the Parties publicizing the execution of this Agreement. After such initial press release, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that a Party may (i) once a press release or other written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

6.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:

6.1.1 It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement, and to carry out the provisions hereof.

6.1.2 It is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

6.1.3 This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.

6.1.4 It has not granted, and will not grant, during the Term, any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

6.1.5 Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the exercise of its rights and the performance of its obligations under this Agreement, any person or entity that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or any similar law in any foreign jurisdiction, or that is the subject of a conviction described in such section or similar law in any foreign jurisdiction. Each Party agrees to inform the other Party in writing immediately if it or any person or entity that is performing activities under this Agreement, is debarred or is the subject of a conviction described in Section 306 or similar law in any foreign jurisdiction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the performance of its obligations under this Agreement.

6.2 Additional Representations and Warranties of the Parties.

6.2.1 Additional Representations and Warranties of Clearside. Clearside represents and warrants to NovaMedica that:

(a) Clearside is the sole and exclusive owner of all right, title and interest in and to the Licensed IP in existence as of the Effective Date in the NovaMedica Territory, and Clearside is in Control of the Sublicensed IP. As of the Effective Date, to Clearside’s Knowledge there are no claims challenging Clearside’s Control of the Licensed IP and Sublicensed IP in existence as of the Effective Date in the NovaMedica Territory or making any adverse claim of ownership of the Licensed IP or Sublicensed IP in existence as of the Effective Date in the NovaMedica Territory.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b) Listed on Schedule A is the only Clearside In-License applicable to the NovaMedica Territory existing as of the Effective Date.

(c) As of the Effective Date, (i) the Existing Clearside In-License is valid, binding and in full force and effect, (ii) Clearside is in compliance in all material respects with its material obligations under the Existing Clearside In-License, (iii) to Clearside’s Knowledge, each Third Party is in compliance in all materials respects with its material obligations under the Existing Clearside In-License and (iv) no party has claimed a breach of, or initiated any dispute resolution proceedings under, the Existing Clearside In-License.

(d) As of the Effective Date, Clearside has not received any written notice from any Third Party asserting or alleging that any Development, Manufacture or Commercialization of the Covered Product by Clearside prior to the Effective Date infringed or misappropriated the Patent Rights or other intellectual property rights of such Third Party.

(e) As of the Effective Date to Clearside’s Knowledge, there are no Third Party rights that could interfere with or materially conflict with the grant of rights by Clearside to NovaMedica under this Agreement, nor is there any Necessary Third Party IP applicable to the NovaMedica Territory.

(f) It will comply with all laws applicable to the exercise of its rights and performance of its obligations hereunder. Without limitation of the foregoing, all Clinical Data delivered by Clearside pursuant to this Agreement will have been collected in compliance with all applicable laws in the country in which the applicable Clinical Study(s) were conducted, and, to Clearside’s Knowledge, will be true and accurate in all material respects.

(g) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, CLEARSIDE MAKES NO REPRESENTATIONS OR WARRANTIES THAT ANY PATENT RIGHTS THAT COVER OR PURPORT TO COVER THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF COVERED PRODUCT WILL ISSUE IN ANY COUNTRY IN THE NOVAMEDICA TERRITORY.

6.2.2 Additional Representations and Warranties of NovaMedica. NovaMedica represents, warrants and covenants to Clearside that:

(a) It has or has the ability to obtain and will maintain as and when necessary the financial and other capabilities reasonably necessary to discharge its obligations under this Agreement.

(b) All Clinical Data delivered by NovaMedica pursuant to this Agreement, if any, will have been collected in compliance with all applicable laws in the country in which the applicable Clinical Study(s) were conducted, and, to NovaMedica’s Knowledge, will be true and accurate in all material respects.

(c) It will comply with all laws in the NovaMedica Territory applicable to the exercise of its rights and performance of its obligations hereunder.

6.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TITLE AND NONINFRINGEMENT. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE COVERED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE COVERED PRODUCT WILL BE ACHIEVED.

6.4 Certain Covenants.

6.4.1 Restrictive Covenants.

(a) Except as expressly provided in this Agreement, neither NovaMedica nor its Affiliates will, alone or with or through a Third Party, during the Term, research, develop, manufacture or commercialize any injectable product for use in the Field in the suprachoroidal space that includes a corticosteroid as an active pharmaceutical ingredient.

(b) Notwithstanding anything in this Agreement to the contrary, including without limitation Sections 2.7 and 4.2, so long as NovaMedica is meeting its due diligence obligations under Section 4.1 above, neither Clearside nor its Affiliates shall, during the Term, use or make available to a Third Party the Licensed IP or Sublicensed IP to Develop or Commercialize in the NovaMedica Territory a product that includes a corticosteroid as an active pharmaceutical ingredient.

6.4.2 Compliance. NovaMedica and its Related Parties shall conduct the Development, Manufacture (if applicable) and Commercialization of the Covered Product in accordance with all applicable laws, rules and regulations, including without limitation current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices (including but not limited the guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH)).

6.4.3 Employee Inventions. Prior to performing any activities in connection with this Agreement, the Parties shall ensure that its and its Affiliates’ employees, agents and consultants have executed valid and binding agreements with it that assign and otherwise effectively vest in them any and all rights that such employees, agents and/or consultants might otherwise have in any invention including but not limited to NovaMedica Improvements made by such employees, agents and/or consultants. Should any royalties or other consideration become payable to such employees, agents and/or consultants, the respective Party shall remain solely responsible for making such payments.

6.5 Indemnification.

6.5.1 General Indemnification by NovaMedica. NovaMedica shall indemnify, hold harmless, and defend Clearside, its Affiliates, its Related Parties and the other parties to the Clearside In-Licenses, and their respective directors, officers, employees and agents (“Clearside Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent arising out of or resulting from, directly or indirectly, (a) any breach of this Agreement by NovaMedica, or (b) the negligence or willful misconduct by or of NovaMedica, its Related Parties, and their respective directors, officers, employees and agents.

6.5.2 General Indemnification by Clearside. Clearside shall indemnify, hold harmless, and defend NovaMedica, its Affiliates, and their respective directors, officers, employees and agents (“NovaMedica Indemnitees”) from and against any and all Losses to the extent arising out of or resulting from, directly or indirectly, (a) any breach of this Agreement by Clearside, or (b) the negligence or willful misconduct by or of Clearside, its Related Parties, and their respective directors, officers, employees and agents.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.5.3 Product Liability.

(a) Except as otherwise set forth in the Supply Agreement and subject to Section 6.5.2 NovaMedica shall indemnify, defend and hold harmless the Clearside Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the Clearside Indemnitees, or any of them, directly or indirectly relating to the use of Covered Product in the NovaMedica Territory.

(b) Clearside shall indemnify, defend and hold harmless the NovaMedica Indemnitees from, against and in respect of any and all Losses arising out of Third Party product liability claims incurred or suffered by the NovaMedica Indemnitees, or any of them, directly or indirectly relating to the use of Covered Product in the Clearside Territory.

6.5.4 Indemnification Procedure. In the event of any such claim against any NovaMedica Indemnitee or Clearside Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 6.5.1, 6.5.2 or 6.5.3 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided, that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

6.6 Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR GROSSLY NEGLIGENT BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 6. NOTHING IN THIS SECTION 6.6 SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

6.7 Insurance. Each Party shall obtain and/or maintain insurance during the Term and for a period of at least five (5) years after the last commercial sale of the Covered Product under this Agreement, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement and in the geographical market in which the relevant insurable activity is being performed, and for its obligations under this Agreement. Upon request, Clearside, NovaMedica and their respective Related Parties, successor or assign shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

7.1 Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the principles that are used to determine inventorship under the patent laws of the country where such invention is made; provided, however, that if Joint IP is invented in more than one country and one of such countries is the United States, such inventorship shall if permitted by the applicable local law be determined by United States patent laws; provided, further, however, that any patent application filed in the United States shall comply with the United States patent laws relating to inventorship.

7.2 Ownership. Subject to the licenses granted by Clearside pursuant to this Agreement, Clearside shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Clearside or acquired solely by Clearside. Subject to the licenses granted by NovaMedica pursuant to this Agreement, if applicable, NovaMedica shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of NovaMedica or acquired solely by NovaMedica. The Parties shall jointly own any inventions and discoveries (and Patent Rights claiming patentable inventions therein) first made or discovered jointly during the Term (“Joint IP”).

7.3 Prosecution and Maintenance of Patent Rights.

7.3.1 Licensed Patent Rights. Clearside has the sole right to, at Clearside’s discretion, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Licensed Patent Rights in the Clearside Territory. The Parties acknowledge that the Sublicensed Patent Rights are being prosecuted and maintained pursuant to the Emory/GTRC License Agreement. Clearside shall use Commercially Reasonable Efforts to (a) facilitate Emory University and The Georgia Tech Research Foundation to file, conduct prosecution and maintain (including without limitation the defense of any interference or opposition proceedings) all Sublicensed Patent Rights in the NovaMedica Territory. Clearside shall file, conduct prosecution and (b) maintain (including without limitation the defense of any interference or opposition proceedings) all Licensed Patent Rights in the NovaMedica Territory. If Clearside elects not to continue to seek or maintain any Licensed Patent Rights in the NovaMedica Territory, Clearside will provide NovaMedica with timely notice and will provide NovaMedica with a reasonable opportunity to assume responsibility for the continued prosecution and maintenance of such Licensed Patents in the NovaMedica Territory. If Clearside, Emory University or The Georgia Tech Research Foundation elects not to continue to seek or maintain any Sublicensed Patent Right in the NovaMedica Territory, Clearside will provide NovaMedica with timely notice and will provide NovaMedica with a reasonable opportunity to assume responsibility for the continued prosecution and maintenance of such Sublicensed Patents, subject to the terms of the Emory/GTRC License Agreement.

7.3.2 NovaMedica Technology. NovaMedica has the sole right to, at NovaMedica’s discretion, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Patent Rights comprising NovaMedica Improvements. NovaMedica agrees to use Commercially Reasonable Efforts to prosecute and maintain the NovaMedica Improvements in the Clearside Territory, and will notify Clearside in writing if NovaMedica elects not to continue to seek or maintain any such Patent Rights in the Clearside Territory.

7.3.3 Joint IP. Subject to NovaMedica’s continuing right to the timely prior review of and comment on material documents, Clearside has the sole right to, at Clearside’s discretion, incorporate reasonable and

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

timely presented comments, file, conduct prosecution, and maintain (including without limitation the defense of any interference or opposition proceedings), all Patent Rights comprising Joint IP, in the names of both Clearside and NovaMedica. NovaMedica shall use Commercially Reasonable Efforts to make available to Clearside or its authorized attorneys, agents or representatives, such of its employees, consultants or representatives as Clearside in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Joint IP. Each Party shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint IP, at its own cost.

7.3.4 Contingent Rights. (a) In the event Clearside has been granted a license under such NovaMedica Improvements and NovaMedica elects not to seek or continue to seek or maintain patent protection on any NovaMedica Inventions in the Clearside Territory, Clearside shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in any country patent protection on such NovaMedica Improvements in the name of NovaMedica. NovaMedica shall use Commercially Reasonable Efforts to make available to Clearside its authorized attorneys, agents or representatives, and such of its employees as are reasonably necessary to assist Clearside in obtaining and maintaining the patent protection described under this Section 7.3.4(a). NovaMedica shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

(b) In the event that Clearside elects not to seek or continue to seek or maintain patent protection on any Licensed Patent Rights or Joint IP in the NovaMedica Territory, then Clearside shall notify NovaMedica promptly in writing sufficiently in advance of any applicable filing deadline to avoid abandonment thereof, and NovaMedica shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in any country in the NovaMedica Territory patent protection on such Licensed Patent Rights and Joint IP in the name of Clearside with respect to Licensed Patent Rights and the names of both Clearside and NovaMedica with respect to Joint IP. Clearside shall use Commercially Reasonable Efforts to make available to NovaMedica its authorized attorneys, agents or representatives, and such of its employees as are reasonably necessary to assist NovaMedica in obtaining and maintaining the patent protection described under this Section 7.3.4(b). Clearside shall sign or use Commercially Reasonable Efforts to have signed all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

7.3.5 Cooperation; Patent Challenges. Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices in the NovaMedica Territory; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to the Patent Rights Covering the Covered Product in their respective Territories; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications. Without limiting the foregoing, the Party prosecuting and maintaining the Patent Right shall furnish to the other Party copies of substantive documents (e.g., applications, office actions and responses) relevant to any such efforts in advance with sufficient time for such other Party to review and provide comments on such documents, and shall in good faith take such comments into account; provided, however, that NovaMedica shall implement all comments designated by Clearside as necessary to implement Clearside’s global strategy with respect to such Licensed Patent Rights. The parties acknowledge that they have a shared community of legal interest in the development of products that can be manufactured, used, sold and otherwise commercialized without infringing the intellectual property rights of any third party. The parties may exchange confidential attorney-client communications to advance certain common legal interests in accordance with this Agreement, and shall not disclose such communications to a third party, nor to employees of either party who do not have a need to know the content of such communication.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.3.6 Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights (“Patent Expenses”) shall be borne by each Party filing, prosecuting and maintaining such Patent Rights under this Section 7.3; provided, however, that NovaMedica shall reimburse Clearside on a quarterly basis for such expenses incurred with respect to Licensed Patent Rights, Sublicensed Patent Rights and Joint IP in the NovaMedica Territory.

7.3.7 Registration of licenses and sublicenses in the NovaMedica Territory. NovaMedica and Clearside will perform all actions required to ensure that the licenses of the Licensed IP and sublicenses of the Sublicensed IP to NovaMedica are approved, registered, recorded or noticed with the applicable governmental bodies in each country in the NovaMedica Territory, and that all other actions required under applicable laws are taken to ensure that such licenses and sublicenses are fully effective and enforceable. NovaMedica and Clearside shall each use all reasonable efforts to ensure that such actions are completed as soon as practicable after the Effective Date. Clearside shall provide to NovaMedica all such assistance as shall be reasonably required in connection with above mentioned activities upon NovaMedica’s reasonable request, which request shall not be unreasonably refused, withheld or delayed, and shall promptly provide NovaMedica with all information and sign all documents required in order to complete activities mentioned above in this Section 7.3.7.

7.4 Third Party Infringement.

7.4.1 Notices. Each Party shall promptly report in writing to the other Party during the Term any (a) known or suspected infringement of any Licensed IP, Sublicensed IP, NovaMedica Improvements or Joint IP, or (b) unauthorized use or misappropriation of any Confidential Information, Licensed IP, Sublicensed IP, NovaMedica Improvements or Joint IP by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.

7.4.2 Rights to Enforce.

(a) NovaMedica’s First Right. NovaMedica shall have the sole and exclusive right (but not obligation) to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any NovaMedica Improvements. Notwithstanding the foregoing, in the event such infringement, suspected infringement, or unauthorized use is by a Clearside Related Party, the Parties shall discuss in good faith a resolution to the foregoing prior to engaging in litigation.

(b) Clearside’s First Right. Clearside shall have the sole and exclusive right (but not obligation) to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed or misappropriated, or is suspected of infringing or misappropriating, any Licensed IP or Sublicensed IP.

7.4.3 Step-In Rights. (a) Clearside will consider in good faith any request from NovaMedica to initiate an infringement or other appropriate suit against any Third Party with respect to matters described in Section 7.4.2(b) occurring in the NovaMedica Territory; provided, however, that Clearside shall not be required to initiate any such suit. In the event that Clearside does not promptly initiate and diligently prosecute such a suit reasonably requested by NovaMedica, then NovaMedica shall have the right, at its expense, to initiate and conduct such suit in the NovaMedica Territory, subject, as applicable to the terms of any Clearside In-License.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b) NovaMedica will consider in good faith any request from Clearside to initiate an infringement or other appropriate suit against any Third Party with respect to matters described in Section 7.4.2(a) occurring in the Clearside Territory, however NovaMedica shall not be required to initiate any such suit. In the event that NovaMedica does not promptly initiate and diligently prosecute such a suit reasonably requested by Clearside, then Clearside shall have the right, at its expense, to initiate and conduct such suit in the Clearside Territory.

7.4.4 Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit under Section 7.4.2 or 7.4.3 above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including but not limited to attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party. If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including but not limited to any amount received in settlement of such litigation) (“Recoveries”), such amounts shall be allocated in all cases as follows regardless of which Party brings the enforcement action:

(a)	first, to reimburse each Party for all expenses of the suit incurred by such Party, including but not limited to attorneys’ fees and disbursements, travel costs, court costs and other litigation expenses;

(b)	second, if such suit is related to the Sublicensed IP, any amounts required to be paid to Emory University and/or Georgia Tech Research Corporation pursuant to the Emory/GTRC Licensed Agreement shall be so paid;

(c)	third, (i) if such suit is related to the Licensed Technology or Sublicensed Technology in the NovaMedica Territory, then NovaMedica shall be entitled to receive that portion of the remaining Recoveries reasonably attributable to Net Sales of the Covered Product in the NovaMedica Territory (as determined by a court of competent jurisdiction in a final, non-appealable decision); provided, that the Recoveries reasonably attributable to Net Sales of Covered Product to which NovaMedica is entitled after reimbursement of expenses shall be treated as Net Sales for purposes of this Agreement and Clearside shall be entitled to receive NovaMedica Royalty Payments on such constructive Net Sales pursuant to the terms of Section 3.1 as if such Net Sales had occurred during the time period of the infringement, and (ii) if such suit is related to NovaMedica Improvements in the Clearside Territory, then Clearside shall be entitled to receive that portion of the remaining Recoveries reasonably attributable to Net Sales of the Covered Product in the Clearside Territory (as determined by a court of competent jurisdiction in a final, non-appealable decision); and

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)	the Party initiating the suit shall be entitled to seventy-five percent (75%), and the non-initiating Party shall be entitled to twenty five percent (25%), of the balance of the Recoveries.

7.5 Claimed Infringement.

7.5.1 Notice. In the event that after the Effective Date a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of their respective Affiliates or Sublicensees, claiming infringement of its Patent Rights or unauthorized use or misappropriation of its Know-How, based upon an assertion or claim arising out of the Development, Manufacture or Commercialization of the Covered Product in the Field (“Infringement Claim”), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party and to offer reasonable assistance to the other Party at no cost to the other Party.

7.5.2 Responsibility. NovaMedica shall assume full responsibility for any Infringement Claims brought against either Party or its Affiliates or Sublicensees arising out of the Development or Commercialization of the Covered Product in, or Manufacture of Covered Product for, if applicable, the NovaMedica Territory. Subject to any applicable indemnification obligations of Clearside, all liabilities, damages, costs and expenses arising out of such Third Party Infringement Claims shall be borne by NovaMedica. Clearside shall assume full responsibility for any Infringement Claims brought against either Party or its Affiliates or Sublicensees arising out of the Commercialization of the Covered Product in, or Manufacture of Covered Product for, the Clearside Territory. All liabilities, damages, costs and expenses arising out of such Third Party Infringement Claims shall be borne by Clearside.

7.5.3 Procedure. Each Party shall have the sole and exclusive right to select counsel for any Infringement Claim that it defends; provided, that it shall consult with the other Party with respect to selection of counsel for such defense. Each Party will keep the other Party informed, and shall from time to time consult with the other Party regarding the status of any such claims and shall provide the other Party with copies of all documents filed in any suit brought in connection with such claims. The other Party shall also have the right to participate and be represented in any such claim or related suit, at its own expense. Clearside shall have the sole and exclusive right (but not the obligation) to control the defense of an Infringement Claim for which NovaMedica has the responsibility in the event NovaMedica fails to assume such defense within thirty (30) days following written notice from Clearside. No Party shall settle any claims or suits involving rights of another Party without obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

7.6 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Sections 7.4 and 7.5 of this Agreement (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including but not limited to the sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) shall apply.

7.7 Patent Certification. To the extent required by law or permitted by law, the Parties shall use Commercially Reasonable Efforts to maintain with the applicable Regulatory Authorities during the Term correct and complete listings of applicable Patent Rights for the Covered Product being commercialized.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.8 Trademarks.

7.8.1 Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

7.8.2 NovaMedica shall have sole discretion whether to use the Licensed Marks, independently or in combination with trademark(s) of NovaMedica or its logotype, or solely under NovaMedica’s trademark(s) and/or NovaMedica’s logotype without combination with Licensed Marks. Upon request of NovaMedica, Clearside shall use its commercially reasonable efforts to register the Licensed Marks in the competent offices in the Russian Federation and to keep such registrations in force during the entire Term of the Agreement and shall cooperate with NovaMedica (at NovaMedica’ s expense) regarding trademark matters in other countries in the NovaMedica Territory. The registration and maintenance costs of the Licensed Marks in the Russian Federation shall be borne by Clearside.

7.8.3 To the extent NovaMedica does not use the Licensed Marks on Covered Product, NovaMedica will develop and propose, and Clearside shall review and comment on for approval by NovaMedica, one or more trademarks for the Covered Products (together with the Licensed Marks, the “Covered Product Trademarks”) for use by NovaMedica and its Related Parties throughout the NovaMedica Territory. Any Covered Product Trademark(s) (other than the Clearside Trademarks and Licensed Marks) that are used by NovaMedica to promote and sell the Covered Product in the NovaMedica Territory are hereinafter referred to as the “NovaMedica Trademarks”. Clearside (or its Related Parties, as appropriate) shall own all rights to the trademarks developed and/or used by Clearside with respect to the Commercialization of the Covered Product in the Clearside Territory (the “Clearside Trademarks”), and all goodwill associated therewith. NovaMedica (or its Related Parties, as appropriate) shall own all rights to NovaMedica Trademarks and all goodwill associated therewith. Clearside shall also own rights to any Internet domain names incorporating the applicable Clearside Trademarks or any variation or part of such Clearside Trademarks used as its URL address or any part of such address; and NovaMedica shall also own rights to any Internet domain names incorporating the applicable NovaMedica Trademarks or any variation or part of such NovaMedica Trademarks used as its URL address or any part of such address.

7.8.4 If NovaMedica Trademarks and/or the Licensed Marks are used to promote and sell the Covered Product in the NovaMedica Territory then NovaMedica will use Commercially Reasonable Efforts to establish, maintain and enforce the NovaMedica Trademarks and/or the Licensed Marks in the NovaMedica Territory during the Term, at its expense. If NovaMedica requests a license to Clearside Trademarks in writing to promote and sell the Covered Product in the NovaMedica Territory, then Clearside shall grant NovaMedica an exclusive license to use such Clearside Trademarks to Commercialize the Covered Product in the NovaMedica Territory on terms and conditions to be negotiated by the Parties in good faith. Clearside shall be entitled to no additional compensation for the grant of such license other than the reimbursement in full of Clearside’s costs and expenses of establishing, maintaining and enforcing such Clearside Trademarks in the NovaMedica Territory. If NovaMedica Trademarks are used to promote and sell the Covered Product in the Clearside Territory, then NovaMedica shall grant Clearside an exclusive license to use such NovaMedica Trademarks to Commercialize the Covered Product in the Clearside Territory on terms and conditions to be negotiated by the Parties in good faith. NovaMedica shall be entitled to no additional compensation for the grant of such license other than the reimbursement in full of NovaMedica’s costs and expenses of establishing, maintaining and enforcing such NovaMedica Trademarks in the Clearside Territory.

7.8.5 In the event either Party becomes aware of any infringement of any Covered Product Trademark or Clearside Trademark by a Third Party, such Party shall promptly notify the other Party and the Parties shall consult with each other and jointly determine the best way to prevent such infringement, including, without limitation, by the institution of legal proceedings against such Third Party.

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.	TERM AND TERMINATION

8.1 Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 9.2 below, this Agreement shall continue in effect until expiration of the last to expire Valid Claim (“Term”). Upon expiration of the Term, all licenses of the Parties under Article 2 then in effect shall become fully paid-up, perpetual, irrevocable, exclusive licenses.

8.2 Termination Rights.

8.2.1 Termination for Cause. This Agreement may be terminated at any time during the Term:

(a) upon written notice by either Party if the other Party is in breach of its material obligations hereunder and has not cured such breach within twenty (20) business days in the case of a payment breach, or sixty (60) days in the case of all other breaches, after written notice requesting cure of the breach; or

(b) by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings of the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within sixty (60) days after the filing thereof.

8.2.2 Challenges of Patent Rights. In the event that NovaMedica or any of its Related Parties (a) commences or participates in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any of the Clearside Patent Rights licensed NovaMedica under this Agreement, or any claim thereof, or (b) actively assists any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any of such Clearside Patent Rights or any claim thereof, then Clearside shall have the right to terminate this Agreement upon written notice to NovaMedica.

8.2.3 Effect of Termination.

(a) Termination by Clearside. Without limiting any other legal or equitable remedies that Clearside may have, if Clearside terminates this Agreement in accordance with Section 8.2.1 or 8.2.2 then, (i) notwithstanding anything in Section 6.4.1 to the contrary, NovaMedica’ s obligations under Section 6.4.1 shall survive for a period of one (1) year after the effective date of termination (without in any way implying a grant of any rights to the Licensed IP or Sublicensed IP), (ii) the license grant to Clearside in Section 2.1.5 shall, solely with respect to licensable subject matter in existence on the effective date of termination and to the extent the Parties entered into such license, survive and shall be fully-paid, perpetual and include an unrestricted right to grant sublicenses, (iii) NovaMedica shall as promptly as practicable transfer to Clearside or Clearside’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including without limitation all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of the Covered Product and all Covered Product Trademarks and execute any and all documents and carry out any other actions as may be

Confidential and Proprietary

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requested by Clearside to assist Clearside with all regulatory filings with the applicable Regulatory Authorities required in connection with the termination of this Agreement to ensure that all Regulatory Approvals in the NovaMedica Territory can be transferred or issued to Clearside or Clearside’s designee, (B) copies of all data, reports, records and materials in NovaMedica’s possession or Control relating to the Development, Manufacture or Commercialization of the Covered Product, including without limitation all non-clinical and clinical data relating to the Covered Product, including without limitation customer lists and customer contact information and all adverse event data in NovaMedica’s possession or Control, and (C) all records and materials in NovaMedica’s possession or Control containing Confidential Information of Clearside, (iv) if Clearside so requests, NovaMedica shall use Commercially Reasonable Efforts to transfer to Clearside any Third Party agreements relating to the Development, Manufacture or Commercialization of the Covered Product to which NovaMedica is a party, subject to any required consents of such Third Party, which NovaMedica shall use Commercially Reasonable Efforts to obtain promptly, and (v) all Sublicense Agreements that are in compliance with the terms of Section 2.2 shall be assigned by NovaMedica to Clearside and shall continue in full force and effect unless the Sublicensee is in material breach or has failed to remedy such breach pursuant to the provisions of the Sublicense Agreement, in which case such Sublicense Agreement shall automatically terminate. The license granted and other transfers to be effected pursuant to this Section 8.2.3(a) shall be royalty-free, fully paid and perpetual except as they relate to any Necessary Third Party IP which Clearside shall be obliged to pay and in respect of sublicensees which are in compliance. NovaMedica shall execute all documents and take all such further actions as may be reasonably requested by Clearside in order to give effect to the foregoing clauses (i) through (v).

(b) Termination by NovaMedica for Cause. Without limiting any other legal or equitable remedies that NovaMedica may have, if NovaMedica terminates this Agreement in accordance with Section 8.2.1(a) or (b), then (i) the licenses granted to Clearside under this Agreement shall terminate and all the licenses granted to NovaMedica under this Agreement with respect to Covered Product shall continue in full force and effect and shall be, subject to this Section 8.2.3(b), perpetual and irrevocable, and include an unrestricted right to grant sublicenses in the NovaMedica Territory; provided, that NovaMedica continues to pay all pass through royalties that are due in respect of the Clearside In-Licenses and comply in all respects with the requirements applicable to the NovaMedica Territory under each Clearside In-License and pay Clearside at the reduced rate of 75% of all sums otherwise due pursuant to Article 3 as a result of any Commercialization and (ii) return all records and materials in Clearside’s possession or Control containing Confidential Information of NovaMedica. Clearside shall execute all documents and take all such further actions as may be reasonably requested by NovaMedica in order to give effect to this Section 8.2.3(b).

(c) Termination upon Bankruptcy of a Party. If this Agreement is terminated by either Party (the “Non-Bankrupt Party”) pursuant to Section 8.2.1(b) due to the rejection of this Agreement by or on behalf of the other Party (the “Bankrupt Party”) under Section 365 of the United States Bankruptcy Code (the “Code”) or an equivalent type of provision under a relevant law applicable to the Party in question, all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Code, the Non-Bankrupt Party shall be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under

Confidential and Proprietary

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefor by the Non-Bankrupt Party. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Code or other applicable law. The parties intend for the substance of this Section 8.2(c) to apply worldwide, even if the Code does not expressly apply to the Bankrupt Party or to the Non-Bankrupt Party.

8.3 Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for the Covered Products sold prior to such expiration or termination. The provisions of Articles 5 and 9, and Sections 3.5, 3.9, 4.5, 4.10.2, 4.10.3, 6.2.1(f), 6.3, 6.5, 6.6, 6.7, 7.3.1, 7.3.2, 7.3.3, 8.2.3 and 8.3 shall survive any expiration or termination of this Agreement. Except as set forth in this Article 8, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement cease.

9.	MISCELLANEOUS

9.1 Assignment. Except as provided in this Section 9.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. However, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or pursuant to or in connection with a Change of Control of such Party. The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.

9.2 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflict of laws. Notwithstanding the foregoing, the Parties acknowledge that the laws of the State of Georgia shall apply to matters related to the Sublicensed IP to the extent required by the Emory/GTRC License Agreement.

9.3 Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. This Agreement (including the Schedules hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

9.4 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

Confidential and Proprietary

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9.5 Headings. The captions to the Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.6 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.7 No Implied Waivers; Rights Cumulative. No failure on the part of Clearside or NovaMedica to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

9.8 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile, sent by email, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Clearside, to:		Clearside Biomedical, Inc.
1220 Old Alpharetta Road, Suite 300
Alpharetta, Georgia 30005
Attention: CEO
Email: dwhite@clearsidebio.com

	With a copy to:	Hutchison PLLC
3110 Edwards Mill Road, Suite 300
Raleigh, NC 27612
Attention: William N. Wofford
Facsimile No.: (866) 479-7550
Email: bwofford@hutchlaw.com

If to NovaMedica, to:		NovaMedica, LLC
29, 1-st Brestskaya Street
Moscow, 125047, Russia
Attention: Fabrice Egros
Email: fegros@novamedica.com

	With a copy to:	Dmitry Kopytin
Email: dkopytin@novamedica.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or email on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on receipt if sent by overnight courier; and/or (c) on receipt if sent by mail.

Confidential and Proprietary

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9.9 Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S., the Russian Federation and all other applicable export laws and regulations.

9.10 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, terrorism, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.11 Dispute Resolution.

9.11.1 Disputes. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from, or related to, this Agreement or to the breach hereof (collectively, “Dispute”). In particular, the Chief Executive Officers of the Parties shall attempt to resolve all Disputes. In the event that the Chief Executive Officers cannot reach an agreement regarding a Dispute, and a Party wishes to pursue the matter, each such Dispute that is not an “Excluded Claim” shall be finally resolved by binding arbitration under the then-current Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three (3) arbitrators appointed in accordance with the said Rules and Section 10.11.2 below, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. As used in this Section 9.11, the term “Excluded Claim” shall mean a dispute that concerns the validity or infringement of a patent, trademark or copyright.

9.11.2 Arbitration. The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business who are independent of both Parties and neutral with respect to the Dispute presented for arbitration. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC International Court of Arbitration. The place of arbitration shall be Atlanta, Georgia, and all proceedings and communications shall be in English.

Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Georgia statute of limitations.

Confidential and Proprietary

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(a) The Parties agree that, in the event of a Dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the Dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded promptly if an arbitrator or court determines that such payments are not due.

(b) The Parties hereby agree that any disputed performance or suspended performances pending the resolution of the arbitration that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrator.

(c) The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator.

9.12 Independent Contractors. It is expressly agreed that Clearside and NovaMedica shall be independent contractors and that the relationship between Clearside and NovaMedica shall not constitute a partnership, joint venture or agency. Clearside shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on NovaMedica, without the prior written consent of NovaMedica, and NovaMedica shall not have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Clearside without the prior written consent of Clearside.

9.13 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14 Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no person or entity other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

NOVAMEDICA LLC		CLEARSIDE BIOMEDICAL, INC.

BY:	/s/ Fabrice Egros	BY:	/s/ Daniel H. White
NAME:	Fabrice Egros	NAME:	Daniel H. White
TITLE:	Deputy CEO/COO	TITLE:	President and CEO

Confidential and Proprietary

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SCHEDULE A

EXISTING CLEARSIDE IN-LICENSE

1.	Emory/GTRC License Agreement.

SCHEDULE B

LICENSED MARKS

US trademarks ## 85561295, 85561286, 85639727

SCHEDULE C

LICENSED PATENT RIGHTS

Application or patent number

PCT/US2013/056863

PCT/US2013/069156

SCHEDULE D

SUBLICENSED PATENT RIGHTS

Application or patent number

PCT/US2013/056863

European Patent Application No. 11777924.9 (National Phase of PCT/US2011/033987), which published as EP 2563429

RU 2012147341

Confidential and Proprietary

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SCHEDULE E

ALLOCATION OF UPFRONT PAYMENT

The parties agree that the relative value of the Licensed IP and the Sublicensed IP is as follows:

Licensed IP	[***] %

Sublicensed IP	[***] %

Clearside shall be responsible for reporting and making payment to Emory and GTRC, including determining the amount of reimbursable expenses to deduct in calculating the amount payable to Emory and GTRC.

Confidential and Proprietary

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